March 7th, 2001

WASHINGTON DC, Mar. 7 -- DataMEG Corp. (OTC BB: DTMG) announced today that it is continuing discussions with parties referred to it by High Desert Partners LLC (HDP), and others outside of the HDP referral, regarding the possible acquisition of the Company.

Andrew Benson, President DataMEG Corp. stated, "We are evaluating several expressions of interest and are awaiting more definitive information regarding proposed transaction financing structures, as well as long and short term capitalization conditions. It is currently premature, pending receipt of the requested information details, to comment on the present discussions. The Company will do its best to keep its shareholders apprised of developments as soon as it is appropriate.

DataMEG Corp., currently headquartered in Washington DC, is an engineering/technology firm focused on Internet and telecommunications technology solutions. DataMEG Corp. is developing proprietary technology, its Communications Acceleration System, (CAS), which allows for the transfer of information over POTS, DSL and other information transmission networks.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, and the business conditions and growth in related areas of telecommunications, wireless and digital transmission arenas and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving product. Other risks, including the outcome of pending adverse claims to the Company and it's subsidiary's technology that have been and may be detailed from time to time in the filings of the Securities and Exchange Commission. Neither DataMEG Corp. or its subsidiary undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.